Exhibit 10.38

Date of Notification:	January 8, 2007

Notice to Employee: This is a legal document. You are advised to consult with an attorney prior to signing this agreement.

SEPARATION AGREEMENT & RELEASE

This is an Agreement between Genworth Financial, Inc. and its affiliates (collectively, the “Company”) and George R. Zippel (the “Employee”).

WHEREAS the Company intends to grant the Employee an Early Retirement,

WHEREAS the Company and the Employee intend the terms and conditions of this Agreement to govern all issues related to the Employee's employment and Early Retirement from the Company, and

WHEREAS the Employee’s employment with the Company will terminate as a result of his Early Retirement on or before December 31, 2007

NOW, THEREFORE, in consideration of the covenants and mutual promises herein contained, the Company and the Employee agree as follows:

1. Separation Date. The Employee shall continue to be employed on active payroll and be paid his current salary at the Company's regular pay intervals until the earlier of the date upon which he commences new employment or December 31, 2007 (the “Separation Date”). If the Employee commences new employment prior to December 31, 2007, the Employee will be removed from active payroll, and his employment with the Company will end, but the Company will pay the Employee a one-time, lump sum payment, less applicable deductions and withholdings, equivalent to the as yet unpaid portion of his 2007 base salary that he would have earned had he continued to be employed by the Company through December 31, 2007. Prior to the Separation Date, the Employee will not be expected to come into the Company’s offices to work, however, the Employee is expected to make himself reasonably available during normal business hours for at least nine hours per week for consultation with respect to matters within the scope of his employment.

2. Employee Representations. The Employee hereby represents and acknowledges to the Company that (a) the Company has advised the Employee to consult with an attorney of his choosing; (b) he has had twenty-one (21) days to consider the waiver of his rights under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”) prior to signing this Agreement; (c) he has disclosed to the Company any information in his possession concerning any conduct involving the Company or its affiliates that he has any reason to believe involves any false claims to the United States or is or may be unlawful or violates Company Policy in any respect; (d) the consideration provided him under this Agreement is sufficient to support the releases provided by him under this Agreement; (e) he has not filed any charges, claims or lawsuits against the Company involving any aspect of his employment which have not been terminated as of the date of this Agreement; and (f) prior to the Effective Date the Employee has resigned his position as an officer of Genworth Financial, Inc. and has resigned as an officer and director of any subsidiary thereof. The Employee understands that the Company regards the representations made by him as material and that the Company is relying on these representations in entering into this Agreement.

3. Effective Date of the Agreement. The Employee shall have seven days from the date the Employee signs this Agreement to revoke the Employee’s consent to the waiver of his rights under the ADEA in writing addressed and delivered to the Company official executing this Agreement on behalf of the Company which action shall revoke this Agreement. If the Employee revokes this Agreement, all of its provisions shall be void and unenforceable. If the Employee does not revoke his consent, the Agreement will take effect on the day after the end of this revocation period (the “Effective Date”).

4. Equity Awards. On the Effective Date the following portion of the Employee’s outstanding Genworth Financial, Inc. stock options and stock appreciation rights (“SARs”) shall become vested and exercisable and will remain exercisable until the earlier of the normal expiration of such awards or the 90th day after the Separation Date:

•	9,391 stock options granted on 5/25/04 @ $17.2822 (converted from predecessor company)

•	12,020 stock options granted on 5/25/04 @ $20.1445 (converted from predecessor company)

•	137,500 SARs granted on 5/25/04 @$19.50

•	6,720 SARs granted on 7/20/05 @ $32.10

On the first business day following the Effective Date, the following portion of the Employee’s outstanding Genworth Financial, Inc. restricted stock units (“RSUs”) converted from predecessor company shall become vested and shall be settled in shares of Genworth common stock:

•	5,871 RSUs granted on 5/25/04 (originally scheduled to vest on 7/27/07)

•	11,738 RSUs granted on 5/25/04 (originally scheduled to vest upon retirement)

•	3,339 RSUs granted on 5/25/04 (originally scheduled to vest on 9/12/08)

All prior vested Genworth Financial, Inc. equity awards will remain exercisable until the earlier of the normal expiration of such awards or the 90th day after the Separation Date.

All other unvested Genworth Financial, Inc. equity awards will be canceled as of the Effective Date.

5. Supplemental Executive Retirement Plan. On the Separation Date the Employee shall become vested in the Genworth Financial, Inc. Supplemental Executive Retirement Plan (“SERP”). The Employee shall commence receiving payments under the SERP when he reaches age 60. The Employee acknowledges that the SERP may be amended from time to time by the Company.

6. Genworth Long Term Performance Award. On or before March 31, 2007, the Employee shall receive a one-time lump sum payment of $1,370,000, less applicable deductions and withholdings, as compensation earned under the 2004-2006 Genworth Long Term Performance Award.

7. Variable Incentive Compensation. The Employee shall receive one lump sum bonus payment of $750,000, less applicable deductions and withholdings, on or before March 31, 2007. The Employee shall receive a second and final lump sum bonus payment of $250,000, less applicable deductions and withholdings, on or before March 31, 2008. The Employee shall receive no other bonus or variable incentive compensation payments.

8. Benefits. Up until the Separation Date, the Employee’s participation in the Company benefit plans (e.g., medical, life insurance and defined contribution plans) will be in accordance with the provisions of the various Company benefit plans for an active employee.

a) Company Automobile. The Employee may continue using the Company-provided car in his possession at the Effective Date of this Agreement until the Separation Date. On the Separation Date, the Employee shall relinquish the car to the Company.

b) Financial Planner. The Employee may continue to avail himself of the services of the Company-provided financial planner until the Separation Date.

c) Executive Physical. The Employee may continue to avail himself of the Company-provided executive physical until the Separation Date.

d) Home Computer Equipment. The Employee shall retain, as Employee’s property, the home computer equipment, including the desktop computer and all peripherals, located in the Employee’s personal residence in Lynchburg, Virginia.

9. Outplacement Service. The Company will pay directly to a nationally recognized outplacement firm acceptable to the Company for executive outplacement services to be provided to the Employee for the lesser of 12 months or until the Employee accepts new employment.

10. Proprietary Innovation and Inventions Agreement. The Proprietary Innovation and Inventions Agreement will remain in effect in accordance with its terms.

11. Confidential Information. The Employee acknowledges that, in connection with his employment at the Company, he obtained knowledge about confidential and proprietary information, or trade secrets of the Company, including but not limited to lists of customers, technical information about Company products, strategic plans of company businesses and price information (hereinafter the "Information"). The Employee agrees, either prior to or following the Effective Date, not to use, publish or otherwise disclose any Information to others, including but not limited to a subsequent employer or competitor of the Company. If the Employee has any question regarding what data or information would be considered by the Company to be Information subject to this provision, the Employee agrees to contact Michael Laming, the Senior Vice President, Corporate Human Resources for written clarification.

12. Non-Solicitation. The Employee agrees that for a period of two years after the Effective Date, he will not, without prior written approval from the Senior Vice-President, Corporate Human Resources of the Company, directly or indirectly solicit any person who is an employee of the Company to terminate his relationship with the Company. With respect to any long-term care insurance or life insurance product or service of the type sold, issued or marketed by the Company, the Employee agrees that for a period of eighteen months after the Separation Date, he will not directly or indirectly, for himself or on behalf of any other person or entity solicit business from any current clients or customers of the Company who are known to him. The Employee is not restricted from doing business with any current long-term care insurance or life insurance customer or client of the Company so long as the customer or client was not initially solicited by or on behalf of the Employee.

13. Release of Claims. The Employee and his heirs, assigns, and agents release, waive, and discharge the Company and Released Parties as defined below from each and every claim, action or right of any sort, known or unknown, arising on or before the Effective Date.

a) The foregoing release includes, but is not limited to, any claim of discrimination on the basis of race, sex, pregnancy, religion, marital status, sexual orientation, national origin, handicap or disability, age, veteran status, special disabled veteran status, or citizenship status or any other category protected by law; any other claim based on a statutory prohibition or requirement; any claim arising out of or related to an express or implied employment contract, any other contract affecting terms and conditions of employment, or a covenant of good faith and fair dealing; any tort claims, any personal gain with respect to any claim arising under the qui tam provisions of the False Claims Act, 31 U.S.C. 3730 and any claims to attorney fees or expenses.

b) The Employee represents that he understands the foregoing release, that rights and claims under the Age Discrimination in Employment Act of 1967, as amended, are among the rights and claims against the Company he is releasing, and that he understands that he is not releasing any rights or claims arising after the Effective Date.

c) The Employee further agrees never to sue the Company or cause the Company to be sued regarding any matter within the scope of the above release. If the Employee violates this release by suing the Company or causing the Company to be sued, the Employee agrees to pay all costs and expenses of defending against the suit incurred by the Company, including reasonable attorneys’ fees except to the extent that paying such costs and expenses is prohibited by law or would result in the invalidation of the foregoing release.

d) Released Parties are the Company, all current and former parents, subsidiaries, related companies, partnerships or joint ventures, and, with respect to each of them, their predecessors and successors; and, with respect to each such entity, all of its past, present, and future employees, officers, directors, stockholders, owners, representatives, assigns, attorneys, agents, insurers, employee benefit programs (and the trustees, administrators, fiduciaries and insurers of such programs), and any other person acting by, through, under or in concert with any of the persons or entities listed in this paragraph, and their successors.

e) The Company and the other Released Parties and their assigns and agents release, waive, and discharge the Employee from each and every known (i) claim, (ii) action or (iii) right of any sort, arising on or before the Effective Date.

14. Continued Indemnification and Insurance.

The Company and the Employee agree that:

a) This Agreement does not release, waive or otherwise limit the Employee's rights under any provisions limiting the liability of directors or officers of the Company or its affiliates or subsidiaries covering the period of the Employee’s service as a director or officer of the Company or its affiliates or subsidiaries, including without limitation those provided by i) Virginia law; ii) the Articles of Incorporation, Bylaws, or any resolutions or policies of the Company; or iii) other applicable law.

b) This Agreement does not release, waive or otherwise limit any of the Employee's continuing rights of indemnification in any way related to his service as a director or officer of the Company or its affiliates or subsidiaries, to the same extent as any other director or officer of the Company or its affiliates or subsidiaries, including without limitation rights of indemnification provided by i) Virginia law; ii) the Articles of Incorporation, Bylaws, or any resolutions or policies of the Company; or iii) other applicable law.

c) This Agreement does not release, waive or otherwise limit any of the Employee's rights available to directors or officers of the Company or its affiliates or subsidiaries under any liability insurance policy obtained by the Company or its affiliates or subsidiaries for the benefit of its directors or officers, including without limitation any errors and omissions policy that covers any acts or omissions of directors or officers during the period of the Employee's tenure as a director or officer of the Company or its affiliates or subsidiaries.

d) The Employee shall have no lesser rights with respect to limitation of liability, indemnification (including advancement of costs and expenses), and insurance related to or arising from his service as a director or officer of the Company or its affiliates or subsidiaries than other persons who were directors or officers during the Employee's tenure with the Company or its affiliates or subsidiaries.

15. Breach by Employee. The Company’s obligations to the Employee after the Effective Date are contingent on the Employee’s obligations under this Agreement. Any material breach of this Agreement by the Employee will result in the immediate cancellation of the Company’s obligations under this Agreement and of any benefits that have been granted to the Employee by the terms of this Agreement except to the extent that such cancellation is prohibited by law or would result in the invalidation of the foregoing release.

16. Employee Availability. From and after the Separation Date, the Employee agrees to make himself reasonably available to the Company to respond to requests by the Company for information pertaining to or relating to the Company and/or the Company's affiliates, subsidiaries, agents, officers, directors or employees that may be within the knowledge of the Employee. The Employee will cooperate fully with the Company in connection with any and all existing or future litigation or investigations brought by or against the Company or any of its affiliates, agents, officers, directors or employees, whether administrative, civil or criminal in nature, in which and to the extent the Company deems the Employee's cooperation necessary. The Company will reimburse the Employee for reasonable out-of pocket expenses incurred as a result of such cooperation. Nothing herein shall prevent the Employee from communicating with or participating in any government investigation.

17. Non Disparagement. The Employee agrees, subject to any obligations he may have under applicable law, that he will not make or cause to be made any statements that disparage, are inimical to, or damage the reputation of the Company or any of its affiliates, subsidiaries, agents, officers, directors or employees. In the event such a communication is made to anyone, including but not limited to the media, public interest groups and publishing companies, it will be considered a material breach of the terms of this Agreement and the Employee will be required to reimburse the Company for any and all compensation and benefits (other than those already vested) paid under the terms of this Agreement and all commitments to make additional payments to the Employee will be null and void.

18. Future Employment. The Company is not obligated to offer employment to the Employee (or to accept services or the performance of work from the Employee directly or indirectly) after the Separation Date.

19. Severability of Provisions. In the event that any provision in this Agreement is determined to be legally invalid or unenforceable by any court of competent jurisdiction, and cannot be modified to be enforceable, the affected provision shall be stricken from the Agreement, and the remaining terms of the Agreement and its enforceability shall remain unaffected.

20. Return of Company Property. The Employee agrees that as of the Effective Date he will have returned to the Company any and all Company property or equipment in his possession (excluding his company automobile and home computer equipment), including but not limited to: any computer, printer, fax, phone, credit card and dial comm card assigned to him. The Employee agrees that as of the Effective Date he will have no outstanding balance on his corporate credit card for which appropriate T&L accounting has not been submitted.

21. Additional Release. The Employee and the Company agree that on or after the Separation Date, the Employee and the Company will execute a supplemental release covering the period from the Effective Date to the Separation Date. The Employee agrees that all Company covenants that relate to obligations of the Company beyond the Separation Date will be contingent upon on the execution of the supplemental release. The release will be in the form of Exhibit #1 attached to this Agreement.

22. Entire Agreement. This Agreement sets forth the entire agreement and understanding between the parties hereto and may be changed only with the written consent of both parties and only if both parties make express reference to this Agreement. The parties have not relied on any oral statements that are not included in this Agreement. This Agreement supercedes all prior agreements and understandings concerning the subject matter of this Agreement. Any modifications to this Agreement must be in writing and signed by Employee and an authorized employee or agent of the Company.

23. Applicable Law. This Agreement shall be construed, interpreted and applied in accordance with the law of the State of Virginia.

I acknowledge that I understand the above agreement includes the release of all claims. I understand that I am waiving unknown claims and I am doing so intentionally. I consent to the treatment of my Genworth Financial, Inc. equity awards as described herein.

GEORGE R. ZIPPEL		GENWORTH FINANCIAL, INC.

By:	/S/ GEORGE R. ZIPPEL	/S/ MICHAEL S. LAMING

Date:	1/24/07	Date:	2/1/07

EXHIBIT 1

SUPPLEMENTAL RELEASE TO BE EXECUTED ON THE SEPARATION DATE

This supplemental release given to Genworth Financial, Inc. (the “Company”) by George R. Zippel (the “Employee”) is executed in consideration for the covenants made by the Company in a Separation Agreement and Release signed by the Employee on January 24, 2007.

The Employee and his heirs, assigns, and agents release, waive, and discharge the Company, its directors, officers, employees, subsidiaries, affiliates, and agents from each and every claim, action or right of any sort, known or unknown, arising on or before the date of this Supplemental Release.

(1) The foregoing release includes, but is not limited to, any claim of discrimination on the basis of race, sex, religion, marital status, sexual orientation, national origin, handicap or disability, age, veteran status, special disabled veteran status, citizenship status; any other claim based on a statutory prohibition; any claim arising out of or related to an express or implied employment contract, any other contract affecting terms and conditions of employment, or a covenant of good faith and fair dealing; any tort claims and any personal gain with respect to any claim arising under the qui tam provisions of the False Claims Act, 31 U.S.C. 3730.

(2) The Employee represents that he understands the foregoing release, that rights and claims under the Age Discrimination in Employment Act of 1967, as amended, are among the rights and claims against the Company he is releasing, and that he understands that he is not releasing any rights or claims arising after the date of this Supplemental Release.

The Company and the other Released Parties and their assigns and agents release, waive, and discharge the Employee from each and every known (i) claim, (ii) action or (iii) right of any sort, arising on or before the date of this Supplemental Release.

GEORGE R. ZIPPEL	GENWORTH FINANCIAL, INC.

By:

Date:	Date: